   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          CONSOLIDATED PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                  INDIANA                                        37-0684070
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                        Identification No.)
            500 CENTURY BUILDING                    JAMES W. BEAR, SENIOR VICE PRESIDENT
        36 SOUTH PENNSYLVANIA STREET                            AND TREASURER
        INDIANAPOLIS, INDIANA 46204                      CONSOLIDATED PRODUCTS, INC.
               (317) 633-4100                               500 CENTURY BUILDING
 (Address, including zip code and telephone             36 SOUTH PENNSYLVANIA STREET
number, including area code, of registrant's             INDIANAPOLIS, INDIANA 46204
        principal executive offices)                           (317) 633-4100
                                              (Name, address, including zip code, and telephone
                                              number, including area code of agent for service)

                                   COPIES TO:

                                Berkley W. Duck
                           Ice Miller Donadio & Ryan
                         One American Square, Box 82001
                        Indianapolis, Indiana 46282-0002
                                 (317) 236-2270

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
                   AS DETERMINED BY THE SELLING SHAREHOLDER.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or reinvestment plans, check the following. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED         PROPOSED
        TITLE OF EACH                                MAXIMUM          MAXIMUM
           CLASS OF                 AMOUNT          OFFERING         AGGREGATE        AMOUNT OF
       SECURITIES BEING              BEING          PRICE PER        OFFERING       REGISTRATION
          REGISTERED              REGISTERED        UNIT (1)         PRICE (1)           FEE
Common Stock,
 $.50 stated value............   73,205 Shares       $14.125        $1,034,020          $357

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The Index to Exhibits is located on page 11     Total number of pages: 13

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET
                  BETWEEN ITEMS IN FORM S-3 AND THE PROSPECTUS
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

  ITEM
   NO.                                                                                PROSPECTUS CAPTION
- ---------                                                                ---------------------------------------------

       1.  Forepart of the Registration Statement and Outside Front
            Cover Page of Prospectus...................................  Cover Page

       2.  Inside Front and Outside Back Cover Pages of Prospectus.....  Prospectus Summary;
                                                                         Available Information;
                                                                         Outside Back Cover Page

       3.  Summary Information, Risk Factors and Ratio of Earnings to
            Fixed Charges..............................................  The Company

       4.  Use of Proceeds.............................................  Use of Proceeds

       5.  Determination of Offering Price.............................  Not Applicable

       6.  Dilution....................................................  Not Applicable

       7.  Selling Security Holders....................................  Selling Shareholder

       8.  Plan of Distribution........................................  Plan of Distribution

       9.  Description of Securities to be Registered..................  Not Applicable

      10.  Interests of Named Experts and Counsel......................  Legal Matters

      11.  Material Changes............................................  Not Applicable

      12.  Incorporation Of Certain Information by
            Reference..................................................  Documents Incorporated by Reference

      13.  Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities.................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1995

                                   PROSPECTUS
                         73,205 SHARES OF COMMON STOCK
                               $.50 STATED VALUE
                          CONSOLIDATED PRODUCTS, INC.

    This Prospectus relates to the public offering by Ladenburg, Thalmann & Co., Inc. (the "Selling Shareholder") of up to 73,205 shares of Common Stock, $.50 Stated Value (the "Shares"), of Consolidated Products, Inc., an Indiana
corporation  (the  "Company").  The  Shares  will  be  issued  to  the   Selling
Shareholder upon the exercise of the Warrant granted to it as partial consideration for financial advisory services to be rendered to the Company pursuant to an agreement between the Company and the Selling Shareholder dated May 15, 1991 (the "Warrant").

    Shares will be sold by the Selling Shareholder from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market System or any other exchange or automated quotation system on which the Common Stock may then be listed, in privately negotiated transactions, in the over-the-counter market, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. On September , 1995, the last sale price of the Common Stock as reported by the Nasdaq -- National Market System
was $       per share. Common  Stock of the Company is  quoted on the Nasdaq  --
National Market System under the symbol "COPI."

    The expenses incident to the preparation and filing of the registration statement of which this Prospectus is a part have been or will be paid by the Company. All other expenses associated with the sale of the Shares to the public, including broker's fees, selling commissions and placement fees, if any, will be paid by the Selling Shareholder.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September   , 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including all amendments thereto, and the schedules and exhibits filed as part thereof.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents  are incorporated by  reference in the  Registration
Statement:

        (a) The Company's latest annual report on Form 10-K, and

        (b) All of the reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

        (c) The description of the Company's Common Stock contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the Shares offered have been sold or which deregisters all of such Shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates). Requests for such copies should be directed to Mary H. Mueller, Assistant Secretary, Consolidated Products, Inc., 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204; phone number (317) 633-4100.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR

REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  THE COMPANY

    The Company is engaged in operating 162 Steak n Shake-Registered Trademark-restaurants, including 30 franchised units, primarily in the Midwest and Southeast, serving the mid-scale, casual dining segment of the restaurant industry. The Company also operates 10 themed restaurants, serving the upper mid-scale, casual dining segment, in Indiana and Illinois, primarily under the concept name COLORADO STEAKHOUSE.-TM- The principal executive offices of the Company are located at 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204. The Company's telephone number is (317) 633-4100.

                                USE OF PROCEEDS

    The exercise price of the Warrant is $2.7321 per share, or an aggregate of $200,000. The proceeds to the Company from the exercise of the Warrant will be applied to general corporate purposes. The Company will receive none of the proceeds from the subsequent sales by the Selling Shareholder of the Shares offered hereby. All net proceeds from those sales will be paid to the Selling Shareholder.

                              SELLING SHAREHOLDER

    The Selling Shareholder, a New York-based investment banking firm, served as a financial advisor to the Company under a three-year consulting agreement dated May 15, 1991. Pursuant to the consulting agreement, the Selling Shareholder received an annual fee of $24,000 for advice to the Company concerning financial and business strategies. The agreement further granted to the Selling Shareholder a Warrant to purchase up to 50,000 shares of the Company's Common Stock at a price per share of $4.00, expiring on May 15, 1996. Pursuant to certain anti-dilution provisions in the Warrant, the original shares and price per share were adjusted to 73,205 shares at a price per share of $2.7321, reflecting the 10% stock dividends issued by the Company to its shareholders on January 21, 1992; January 18, 1993; January 28, 1994; and January 20, 1995. The Warrant provides that the Company is to effect registration of the Shares under the Securities Act of 1933 upon demand by the Selling Shareholder. That demand was made on August 8, 1995.

    The Selling Shareholder holds no other shares of the Company's Common Stock as of the date hereof. The Shares, when issued, will represent less than 1 percent of the Company's outstanding Common Stock.

                              PLAN OF DISTRIBUTION

    The Shares will be sold by the Selling Shareholder from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market System or any other exchange or automated quotation system on which the Common Stock may then be listed, in privately negotiated transactions, in the over-the-counter market, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                                 LEGAL MATTERS

    Certain legal matters relating to the issuance of the Shares have been passed on for the Company by Ice Miller Donadio & Ryan, Indianapolis, Indiana.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 1, 1995.

                                          CONSOLIDATED PRODUCTS, INC.

                                          By:          /s/ JAMES W. BEAR

                                             -----------------------------------
                                                        James W. Bear
                                              SENIOR VICE PRESIDENT, TREASURER
                                                             AND
                                                   CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below irrevocably constitutes E. W. Kelley, Alan B. Gilman and S. Sue Aramian, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed by the following persons in the capacities indicated, on September 1, 1995.

         /s/ E. W. KELLEY
- -----------------------------------  Chairman and Director
           E. W. Kelley

        /s/ ALAN B. GILMAN
- -----------------------------------  Chief Executive Officer,
          Alan B. Gilman              President and Director

                                     Senior Vice President and
         /s/ JAMES W. BEAR            Treasurer
- -----------------------------------   (Principal Financial
           James W. Bear              Officer)

      /s/ KEVIN F. BEAUCHAMP
- -----------------------------------  Vice President and
        Kevin F. Beauchamp            Controller

        /s/ S. SUE ARAMIAN
- -----------------------------------  Vice Chairwoman and
          S. Sue Aramian              Director

         /s/ ALVA T. BONDA
- -----------------------------------  Director
           Alva T. Bonda

         /s/ NEAL GILLIATT
- -----------------------------------  Director
           Neal Gilliatt

       /s/ CHARLES E. LANHAM
- -----------------------------------  Director
         Charles E. Lanham

         /s/ J. FRED RISK
- -----------------------------------  Director
           J. Fred Risk

     /s/ JAMES WILLIAMSON, JR.
- -----------------------------------  Director
       James Williamson, Jr.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below are estimates of all expenses incurred or to be incurred by the registrant in connection with the issuance and distribution of the securities to be registered, excluding underwriting discounts and commissions:

Registration fees..................................................  $     357
Transfer agent's fees..............................................       None
Printing and engraving.............................................       None
Legal fees and expenses............................................      1,500
Accounting fees and expenses.......................................      1,500
State blue sky fees and expenses...................................       None
Miscellaneous......................................................      2,000
                                                                     ---------
    Total..........................................................  $   5,357
                                                                     ---------
                                                                     ---------

All of the expenses will be borne by the registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Indiana Business Corporation Law ("BCL"), the provisions of which govern the registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

    The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such
proceeding,  on  the  merits  or  otherwise.  Under  certain  circumstances,   a
corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

    Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

    In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

    The Amended Articles of Incorporation and the Bylaws of the registrant contain provisions pursuant to which the officers and directors of the registrant are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of the registrant. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

    A list of the exhibits filed herewith is included in the Index to Exhibits included elsewhere herein.

(b) FINANCIAL STATEMENT SCHEDULES.

    No financial statement schedules are required to be filed as a part of this registration statement.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

       Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934).

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The registrant maintains directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

                          CONSOLIDATED PRODUCTS, INC.
                                    FORM S-3
                               INDEX TO EXHIBITS

EXHIBIT NUMBER
 ASSIGNED IN                                                                                    PAGE NUMBER IN
REGULATION S-K                                                                               SEQUENTIAL NUMBERING
   ITEM 601                               DESCRIPTION OF EXHIBIT                                    SYSTEM
- --------------  ---------------------------------------------------------------------------  ---------------------
  (1)           No Exhibit.

  (2)           No Exhibit.

  (4)  4.01     Specimen  certificate representing  Common Stock  of Consolidated Products,
                Inc. (formerly Steak n Shake, Inc.). (Incorporated by reference to  Exhibit
                4.1  to the registrant's Registration Statement  No. 2-80542 on Form S-8 as
                filed with the Commission on April 7, 1989.)

  (5)  5.01     Opinion of Ice Miller Donadio & Ryan.......................................               12

  (8)           No Exhibit.

 (12)           No Exhibit.

 (15)           No Exhibit.

 (23)  23.1     Consent of Ice Miller Donadio & Ryan. (Included as a part of Exhibit
                5.01.).....................................................................               12

          23.2  Consent of Ernst & Young LLP...............................................               13

 (24)           Power of Attorney (See Signature Page.)....................................                6

 (25)           No Exhibit.

 (26)           No Exhibit.

 (27)           No Exhibit.

 (28)           No Exhibit.

 (99)           No Exhibit.

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